UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 23, 2010

SONICWALL, INC.

(Exact name of registrant as specified in its charter)

California	000-27723	77-0270079
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Logic Drive

San Jose, California 95124

(Address of principal executive offices, including zip code)

(408) 745-9600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

At a special meeting of shareholders held on July 23, 2010, the shareholders of SonicWALL, Inc., a California corporation (the “Registrant”), approved the principal terms of the Agreement and Plan of Merger (the “Merger Agreement”) by and among the Registrant, PSM Holdings 2, Inc., a Delaware corporation (“Parent”), and PSM Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the merger contemplated thereby (the “merger”) and the Agreement of Merger to be filed with the Secretary of State of the State of California to complete the merger (the “Merger Filing”). The Registrant’s shareholders cast 41,156,369 votes for and 301,867 votes against approval of the principal terms of the Merger Agreement, the merger and the Merger Filing. There were 20,396 abstentions and broker non-votes with respect to the approval of the principal terms of the Merger Agreement, the merger and the Merger Filing.

Also on July 23, 2010, after receiving shareholder approval of the merger, the Registrant filed the Merger Filing with the Secretary of the State of the State of California and completed the merger, pursuant to which Merger Sub merged with and into the Registrant, resulting in the Registrant continuing as the surviving corporation and as a wholly-owned subsidiary of Parent. Parent is controlled by private equity funds associated with Thoma Bravo, LLC and Ontario Teachers’ Pension Plan.

As a result of the merger, each issued and outstanding share of common stock of the Registrant (the “Registrant Common Stock”), other than shares owned by the Registrant, Parent, or Merger Sub, was cancelled and extinguished and automatically converted into the right to receive $11.50 in cash, without interest. The total amount of the consideration payable in connection with the merger, including with respect to Registrant stock options and restricted stock units, all of which were cashed out in the merger and accelerated to the extent unvested, is approximately $717 million in cash. The funds used by Parent to consummate the Merger are from equity contributions by Thoma Bravo Fund IX, L.P. and Ontario Teachers’ Pension Plan, proceeds received by Thoma Bravo, LLC in connection with debt financing provided by Credit Suisse AG and other syndicated lenders, and available cash of the Registrant.

The foregoing is intended only to be a summary of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Exhibit 2.1 hereto and is incorporated herein by reference.

On July 23, 2010, the Registrant issued a press release announcing the shareholder vote with respect to the merger. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On July 23, 2010, the Registrant issued a press release announcing that the parties consummated the merger. A copy of the press release is attached hereto as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the merger, on July 23, 2010, the Registrant submitted a written request to The NASDAQ Stock Market LLC (“Nasdaq”) for Nasdaq to cease trading of the Registrant Common Stock on the Nasdaq Global Select Market, to suspend the listing of the Registrant Common Stock and to file with the Securities and Exchange Commission (the “SEC”) an application on Form 25 to delist the Registrant Common Stock from the Nasdaq Global Select Market and deregister the Registrant Common Stock under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”).

The Registrant intends to file with the SEC a certification on Form 15, requesting the deregistration of the Registrant Common Stock under Section 12(g) of the Exchange Act and the suspension of the Registrant’s reporting obligations under Section 15(d) of the Exchange Act.

Item 3.03	Material Modifications to Rights of Security Holders.

Upon the effective time of the merger, holders of Registrant Common Stock immediately prior to such effective time ceased to have any rights as shareholders of the Registrant (other than their right to receive the merger consideration of $11.50 per share), and, accordingly, such holders no longer have any interest in the Company’s future earnings or growth.

Item 5.01	Changes in Control of Registrant.

The information in Item 2.01 is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon the effective time of the merger and pursuant to the terms of the Merger Agreement, each of the directors of the Registrant was removed and the directors of Merger Sub became the directors of the Registrant.

Upon the effective time of the merger and pursuant to the terms of the Merger Agreement, each of the statutory officers of the Registrant was removed and the statutory officers of Merger Sub became the officers of the Registrant.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The information in Item 2.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated as of June 2, 2010 by and among PSM Holdings 2, Inc., PSM Merger Sub, Inc. and SonicWALL, Inc.

99.1	Press release by SonicWALL, Inc., dated July 23, 2010

99.2	Press release by SonicWALL, Inc., dated July 23, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SonicWALL, Inc.

Date: July 23, 2010

	By:	/S/ ROBERT D. SELVI
Robert D. Selvi Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated as of June 2, 2010 by and among PSM Holdings 2, Inc., PSM Merger Sub, Inc. and SonicWALL, Inc.

99.1	Press release by SonicWALL, Inc., dated July 23, 2010

99.2	Press release by SonicWALL, Inc., dated July 23, 2010